Exhibit 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2008	2007	2006	2005	2004
Net income	$4,455,633	$4,904,699	$5,223,393	$4,210,868	$3,419,408

Weighted Average Shares Outstanding	626,151	634,911	642,141	654,289	662,415

Per Share Amount	$7.12	$7.73	$8.14	$6.44	$5.16

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared Per share

	December 31,
	2008	2007	2006	2005	2004
Cash dividends	$1,843,066	$2,371,463	$2,240,163	$1,437,738	$1,291,144

Weighted Average shares outstanding	626,151	634,911	642,141	654,289	662,415

Per Share Amount	$2.95	$3.75	$3.50	$2.20	$1.95

Shareholders’ Equity/Shares Outstanding at period end = Book Value per share

	December 31,
	2008	2007	2006	2005	2004
Shareholders’ Equity	$42,935,598	$41,117,641	$39,133,797	$37,049,303	$35,358,934

Shares outstanding	621,482	629,582	638,642	647,760	657,486

Per Share Amount	$69.09	$65.31	$61.28	$57.20	$53.78

Net Income/Average Assets = Return on Average Assets

	(In Thousands) December 31,
	2008	2007	2006	2005	2004
Net Income	$4,456	$4,905	$5,223	$4,211	$3,419

Average Assets	$338,445	$324,023	$299,641	$291,818	$288,574

Return on Average Assets	1.32%	1.51%	1.74%	1.44%	1.18%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2008	2007	2006	2005	2004
Net Income	$4,456	$4,905	$5,223	$4,211	$3,419

Average Shareholders’ Equity	$39,064	$38,072	$35,838	$34,410	$33,333

Return on Average Equity	11.41%	12.88%	14.57%	12.24%	10.26%

Cash dividends per share/Net income per share = Dividends Payout Ratio

	December 31,
	2008	2007	2006	2005	2004
Cash dividends per share	$2.95	$3.75	$3.50	$2.20	$1.95

Net income per share	$7.12	$7.73	$8.14	$6.44	$5.16

Dividend Payout Ratio	41.43%	48.51%	43.00%	34.16%	37.79%

Average Equity/Average Assets = Average Equity To Average Assets

	(In thousands) December 31,
	2008	2007	2006	2005	2004
Average Shareholders’ Equity	$39,064	$38,072	$35,838	$34,410	$33,333

Average Assets	$338,445	$324,023	$299,641	$291,818	$288,574

Average Equity to Average Assets	11.54%	11.75%	11.96%	11.79%	11.55%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2008	2007	2006	2005	2004
Total loans	$203,228	$199,299	$194,623	$208,901	$217,173

Total deposits	$288,947	$285,451	$264,301	$250,349	$247,349

Loan to Deposit Ratio	70.33%	69.82%	73.64%	83.44%	87.8%

Allowance for Loan Loss/Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2008	2007	2006	2005	2004
Allowance	$2,525	$2,510	$2,394	$2,313	$2,646

Total loans	$203,228	$199,299	$194,623	$208,901	$217,173

Allowance to total Loan ratio	1.24%	1.26%	1.23%	1.11%	1.22%